UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): May 14, 2015

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10670	84-0904275
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10910 Domain Drive, Suite 300
Austin, Texas 78758

(Address of principal executive offices (zip code))

(512) 777-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hanger, Inc. (the “Company”) announced that on May 14, 2015 the Company’s Board of Directors (the “Board”) elected Cynthia L. Lucchese as a director of the Company to serve until the 2015 annual meeting of stockholders of the Company and until her successor is elected and qualified.

Ms. Lucchese is the Chief Administrative Officer and Chief Financial Officer of Hulman & Company, a privately held company headquartered in Indianapolis, Indiana, which owns and operates the Indianapolis Motor Speedway, INDYCAR racing league, Indianapolis Motor Speedway Productions, Clabber Girl Corporation and various real estate holdings.  Prior to joining Hulman, Ms. Lucchese was Senior Vice President and Chief Financial Officer of Hillenbrand, Inc., where from 2008 to 2014 she was a key member of the leadership team that transformed Hillenbrand from a $650 million North American business to a $1.6 billion global diversified industrial company.  She also has extensive experience in the medical device industry, including serving from 2005 to 2007 as Senior Vice President and Chief Financial Officer of Thoratec Corporation, a medical device company focused on treating advanced stage heart failure.  Ms. Lucchese also held various senior financial positions with Guidant Corporation, now a part of Boston Scientific Corporation, from 1994 to 2005, including Vice President and Treasurer, Vice President — Finance and Administration, and Vice President - Controller and Chief Accounting Officer. Earlier in her career, Ms. Lucchese held various roles at Eli Lilly & Company and Ernst & Young.  She has served on the board of Intersect ENT, Inc. since July 2014, including as Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee.  Ms. Lucchese served on the Board of Brightpoint, Inc., including as Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee, from 2009 until the sale of Brightpoint to Ingram Micro in 2012. She currently also serves as a member of the Dean’s Council for the Kelley School of Business of Indiana University.

Ms. Lucchese, a Certified Public Accountant, earned a bachelor’s degree in accounting and a master’s degree in business administration from Kelley School of Business of Indiana University.

As a non-employee director, Ms. Lucchese will be compensated in accordance with the Company’s compensation policies for non-employee directors, which are as described in the Company’s 2014 proxy statement filed with the Securities and Exchange Commission.  Upon her election to the Board, Ms. Lucchese is entitled to receive the annual cash retainer and annual equity award payable to the directors each year..

There is no arrangement or understanding between Ms. Lucchese and any other person pursuant to which Ms. Lucchese was elected as a director of the Company, and there are no transactions in which Ms. Lucchese has an interest requiring disclosure under Item 404(a) of Regulation S-K.  Ms. Lucchese has not yet been appointed to serve as a member of any committee of the Board.

Ms. Lucchese was elected by the Board to fill a vacancy created by the Board when it increased the size of its Board from nine to ten directors pursuant to its authority to determine the size of the Board by resolution granted to it under the Amended and Restated By-Laws of the Company.

The Company issued on May 18, 2015 a press release announcing Ms. Lucchese’s election to the Board, which press release is filed herewith as Exhibit 99.1.

On May 15, 2015, the Board rotated the assignment of directors to the various committees of the Board (each, a “Committee”), with the new Committee assignments effective immediately. The new Committee assignments are as follows:

•                  Corporate Governance and Nominating Committee: Christopher Begley (Chair), Thomas Cooper, MD, Richard Pettingill and Patricia Shrader.

•                  Compensation Committee: Asif Ahmad, Thomas Cooper, MD (Chair), Cynthia Feldmann and Eric Green.

•                  Audit Committee: Christopher Begley, Cynthia Feldmann and Stephen Hare (Chair).

•                  Quality and Technology Committee: Asif Ahmad, Stephen Hare, Richard Pettingill (Chair) and Patricia Shrader.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

99.1                              Press release of Hanger, Inc. issued on May 18, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER, INC.

By:	/s/ Thomas E. Hartman
Thomas E. Hartman
Vice President and General Counsel

Dated: May 18, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Hanger, Inc. issued May 18, 2015